EXHIBIT 99


   ONCOLOGIX TECH INC. ANNOUNCES APPROVAL FOR CHANGES IN CORPORATE GOVERNANCE
            AND OPERATIONS IN SUPPORT OF THE MEDICAL DEVICE BUSINESS


SUWANEE, Georgia.--(Market wire) July 3, 2007 - Oncologix Tech Inc. (OTC BB:
OCLG.OB) announced today that it is modifying the corporate structure and governance of Oncologix Tech and its wholly-owned subsidiary, Oncologix Corporation, by relocating its corporate offices to the metropolitan Atlanta, Georgia area, consolidating the boards of the parent and subsidiary, and electing Judy Lindstrom as a board member.

The changes in governance and operations are being made to streamline the corporate structure to focus on the company's core competency in the microsphere brachytherapy industry.

The corporate offices will be moved from the current Grand Rapids, Michigan location to our offices in Suwanee, Georgia in the suburban Atlanta area, where the development and testing of the Oncosphere technology is currently located.

The consolidated board membership will be comprised of Stanley Schloz, Chairman; Barry Griffith; Andrew Green, President and CEO; Andrew Kennedy, MD, FACRO, Chief Medical and Science Officer; Steve Kurtzman, MD; Judy Lindstrom; Adam Lowe, COO; and Anthony Silverman.

Stanley L. Schloz (previously Chairman, President and Chief Executive Officer of the parent company) will continue as Chairman; Andrew Green (previously Chairman and Chief Executive Officer of our subsidiary) will assume the position of President and Chief Executive Officer.

Additionally, Judy Lindstrom has been elected to serve as a new member of the board. Previously, Ms. Lindstrom held senior-level management positions with several medical device companies, including Chief Operating Officer of the US division of Portland Orthopedics; Executive Vice President, Global Sales and Marketing, Wright Medical Technology, Inc.; President and CEO, Neovision; and President, MicroAire Surgical Instruments, Inc. Ms. Lindstrom has also served as General Manager for two operating divisions of Baxter International, V. Mueller Endoscopy and Edward Orthopedics. Ms. Lindstrom was the first woman promoted to General Manager for a Baxter operating unit and has previously served on the board of Novoste Corporation (NASDAQ), Everest Medical Corporation (NASDAQ) and AdvaMed (formerly the Health Industry Manufacturers Association).

The Oncologix Board is now well positioned to direct the company in its microsphere brachytherapy venture with five members who possess a wealth of prior medical device experience in both developing and established medical device companies. In addition to the board representatives from management, Judy Lindstrom, Barry Griffith and Steve Kurtzman, MD will provide advice to the Company based on their medical device experience. Judy Lindstrom has established her expertise in medical devices through successes in operations, marketing, senior management and board leadership positions of US and international private and public corporations. Barry Griffith is currently Director of Sales for Calypso(R) Medical Technologies, Inc., a 4-D Localization System for accurate positioning of patients for radiation therapy. Mr. Griffith has been involved in the introduction of novel medical devices in the orthopedic, vascular, neurological and cancer markets for companies such as Mitek (which was purchased by J&J), Schneider (which was purchased by Boston Scientific), Novoste and Medtronic. Steve Kurtzman is currently the Director of Brachytherapy for Western Radiation Oncology, P.C., and a practicing radiation oncologist who has taken an active role in medical device development in companies. He is Medical Director for Isoray Medical (radiation brachytherapy for the treatment of prostrate cancer) and Xoft Microtube, Inc. (miniaturized x-ray tubes for use in high dose rate brachytherapy applications).

Stan Schloz, Chairman of Oncologix, stated, "With the experience and competencies of the company's board and management, I believe Oncologix has the leadership and management ability to be a major force in the microsphere brachytherapy industry. The addition of Judy Lindstrom to our board and the establishment of a full-time team focusing on the development of our Oncosphere product in Atlanta are truly exciting and demonstrate Oncologix's continued maturity. I believe we are well poised to meet our goal of initiating the treatment of patients in clinical studies with the Oncosphere product by early 2008."

About Oncologix Tech Inc. and its subsidiary, Oncologix Corporation:
--------------------------------------------------------------------

Oncologix Tech Inc. (formerly BestNet Communications Corp.) was previously a provider of long distance telephone communication services but disposed of that business in January 2007.

The Company is developing a brachytherapy (radiation therapy) device, the Oncosphere System, for the advanced medical treatment of soft tissue cancers. It is based on radioactive microparticles designed to deliver therapeutic radiation directly to a tumor site by introducing the microparticles into the artery that feeds the tumor tissue.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate, and therefore it can provide no assurance that the forward-looking statements included in this release will prove to be accurate.



                                     # # #